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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


Board of Directors and Shareholders
H&R Block, Inc.
Kansas City, Missouri


We consent to the incorporation by reference in Registration Statements Nos. 333-33655 and 333-33655-01 of Block Financial Corporation and H&R Block, Inc., respectively, (relating to debt securities of Block Financial Corporation) on Form S-3 of our reports dated June 16, 1998 (July 12, 1999 as to the effects of the discontinued credit card operations described in the note on the sale of subsidiaries), and July 28, 1999 (as to the financial statement schedule) incorporated by reference in and appearing in the Annual Report on Form 10-K of H&R Block, Inc. and subsidiaries for the year ended April 30, 1999.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP


Kansas City, Missouri
April 6, 2000